Exhibit 99.1

AgFeed Industries Announces Renowned US Hog Industry Expert Gerry Daignault Has Joined AgFeed as Chief Operating Officer.

NEW YORK, NY--(MARKET WIRE)—August 20, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced that Mr. Gerry Daignault, a renowned US feed and hog industry executive, has joined AgFeed as its Chief Operating Officer in charge of hog production and strategic development. Mr. Daignault will be based in China and Nashville, Tennessee. He will join Dr. Songyan Li, AgFeed’s Chairman, in strategic discussions and participate in several institutional investor presentations which will begin in September.

Prior to joining AgFeed, Mr. Daignault was a strategic advisor to AgFeed as well as the managing director of Spectrum Agribusiness, a leading US hog industry advisor co-founded by Mr. Dennis Harms, the former founder and CEO of Premium Standard Farms, now a subsidiary of Smithfield Foods.

Mr. Daignault, age 50, brings to AgFeed more than 26 years of senior US executive experience including 18 years at the Chief Financial Officer (CFO) level for several leading US and global agricultural companies in animal feed and hog production. In the 1980s, he became the Director of Finance at Purina Mills, the largest US feed company. In the late 1990’s, he was the CFO for PMAG Products, a subsidiary of Tate & Lyle, N.A., a global leader in animal feeds and premix. His responsibilities included the formulation and execution of an aggressive M&A strategy that led to the consolidation of various operating subsidiaries and services positioning the company for future growth. Additionally, Mr. Daignault was the CFO of Newsham Hybrids, currently the 3rd largest swine genetics company in the US. Before co-founding Spectrum Agribusiness in 2006, he was CFO/Director of Finance for PIC North America, the largest swine genetics company in the US and a leading swine genetics company in the world. While at PIC, Mr. Daignault was responsible for operational and organizational restructuring that allowed PIC to profitably reposition itself to meet the needs of the rapidly consolidating North American pork industry. Under Mr. Daignault’s guidance, operating profit grew by more than 100% during that time until the company was sold to Genus PLC, a London Stock Exchange listed company in 2005. He stayed on during the successful integration of the two businesses. He has a Bachelor’s degree in finance and accounting from the University of Missouri in 1979.

Songyan Li, Ph.D., AgFeed’s Chairman, commented: ”AgFeed continues to enjoy robust growth in our current business. We are experiencing declining raw material costs and expanded margins. Gerry is an exceptionally well experienced hog and feed industry executive with extensive background in hog production, feed marketing, accounting and finance. We are honored that Gerry has joined AgFeed to lead our hog production and strategic development efforts. AgFeed is well positioned for strong growth in 2008 and beyond.”

Gerry Daignault said:” I have performed extensive due diligence on AgFeed and I am currently in China working with AgFeed management. I am convinced that AgFeed presents an extraordinary opportunity and a strategic access to China’s vast hog production and feed markets. I am honored to be part of its dedicated management team and have the opportunity to contribute to its continued success. My family and I look forward to making China our second home as I plan to spend much of my time in China helping build this great company.”

About AgFeed Industries, Inc.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a US company with its primary operations in China. AgFeed has two profitable business lines - premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world’s largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US. China also has the world’s largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:
U.S. Contact:
Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Gerry Daignault
Chief Operating Officer
AgFeed Industries, Inc.
Tel: 615-480-7847